Exhibit 21

               Subsidiaries of Merrill Merchants Bancshares, Inc.

     The following organizations are wholly-owned subsidiaries of Merrill Merchants Bancshares, Inc.:

Name                                                      State of Incorporation
----                                                      ----------------------
/s/ Merrill Merchants Bank
Merrill Merchants Bank                                    Maine
Maine Acceptance Corporation                              Maine